News Release

For Immediate Release:

February 2, 2006

MainStreet BankShares, Inc., Martinsville, Virginia announced earnings for the fourth quarter and year-end 2005. MainStreet operates Franklin Community Bank, N.A. a wholly owned subsidiary of the company in Franklin County, Virginia.

During the fourth quarter 2005, MainStreet BankShares, Inc. experienced net profit of $630,169 or $.40 per basic share.

Company consolidated earnings for 2005 totaled $2,808,080 or $1.79 per basic share comparing favorably to earnings of $775,198 or $.55 per basic share at year-end 2004.

MainStreet BankShares, Inc. had total assets of $152.8 million at year-end 2005.

The earnings announced by MainStreet for year-end 2005 are a new record for earnings experienced by the company in its history dating from July 2000.

Contact:

C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092